RESTATED ARTICLES OF INCORPORATION
                                       OF
                            SURVIVA LINK CORPORATION


                                    Article 1
                                      NAME

         The name of the Corporation is SurVivaLink Corporation.

                                    Article 2
                                REGISTERED OFFICE

         The registered office of the Corporation in the State of Minnesota is located at: 5420 Feltl Road, Minnetonka, Minnesota 55343.

                                    Article 3
                                  CAPITAL STOCK

         3.a. The Corporation is authorized to issue Fifty Million (50,000,000) shares of capital stock, having a par value of $.01 per share in the case of common stock, and having a par value as determined by the Board of Directors in the case of preferred stock.

         3.b. In addition to any and all powers conferred upon the Board of Directors by the laws of the State of Minnesota, the Board of Directors shall have the authority to establish by resolution more than one class or series of shares, either preferred or common, and to fix the relative rights, restrictions and preferences of any such different class or series, and the authority to issue shares of a class or series, shares of which may then be outstanding, to holders of shares of another class or series to effectuate share dividends, splits or conversions of the Corporation's outstanding shares.

         3.c. The Board of Directors shall also have the authority to issue rights to convert any of the Corporation's securities into shares of stock of any class or classes, the authority to issue options to purchase or subscribe for shares of stock of any class or classes, and the authority to issue share purchase or subscription warrants or any other evidence of such option rights which set forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be subscribed for or purchased. Such options, warrants and rights may be either transferable or nontransferable and either separable or inseparable from other securities of the Corporation. The Board of Directors is authorized to fix the terms, provisions and conditions of such options, warrants and rights, including the conversion basis or bases and the option price or prices at which shares may be subscribed for or purchased.

                                    Article 4
                               PURPOSES AND POWERS

         The Corporation shall have general business purposes and shall possess all powers necessary to conduct any business in which it is authorized to engage, including but not limited to, all those powers expressly conferred upon business corporations by Chapter 302A of the Minnesota Statutes, as it may from time to time be amended, together with those powers implied therefrom.

                                    Article 5
                                    DURATION

         The Corporation shall have perpetual duration.

                                    Article 6
                   NO PREEMPTIVE RIGHTS; NO CUMULATIVE VOTING

         6.a. No Preemptive Rights. The shareholders of the Corporation shall not have the preemptive rights provided by Section 302A.413 of the Minnesota Statutes to subscribe for and to purchase any or all of the shares or other securities, or rights to purchase shares or other securities, of the Corporation, now or hereafter authorized.

         6.b. No Cumulative Voting. The shareholders of the Corporation shall not have the right of cumulative voting.

                                    Article 7
                             LIMITATION OF LIABILITY

         A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, (c) under Section 302A.559 or Section 80A.23 of the Minnesota Statutes, or (d) for any transaction from which the director derived an improper personal benefit. If the Minnesota Statutes are amended after this Article becomes effective to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Statutes, as so amended.

         Any repeal or modification of this Article 7 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                    Article 8
                            ACTION WITHOUT A MEETING

         An action required or permitted to be taken at a meeting of the directors may be taken by written action signed by all of the directors, and in the case of an action which need not be approved by the shareholders, such action may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the directors at which all directors were present.